July 30, 2003
		     	Contact:  John Gioffre
			Chief Financial Officer
			3524 Airport Road
			Maiden, NC  28650
			(828) 464-8741 Ext. 215


FOR IMMEDIATE RELEASE

AIR T, INC. REPORTS UNAUDITED FIRST QUARTER EARNINGS

MAIDEN, NC - Air T, Inc. (AirT) (NASDAQ: AIRT) today reported consolidated net earnings of $349,000 ($0.13 per diluted share) for fiscal 2004's first quarter ended June 30, 2003, compared to a consolidated net loss of $161,000 (($0.06) per diluted share) for the similar period in fiscal 2003. Fiscal 2004's net earnings was comprised of $444,000 ($0.16 per diluted share) in earnings from continuing operations, offset by a $95,000 (($0.03) per diluted share) loss from discontinued operations

The Company decided to dispose of its aviation parts brokerage and overhaul services through its wholly owned subsidiary Mountain Aircraft Services, LLC ("MAS") during the fourth quarter of fiscal 2003. Company management entered into a letter of intent on June 19, 2003 to sell the business operations of MAS. As detailed in Financial Highlights below, the operations of MAS have been reclassified to reflect its results as a discontinued operation in the Company's consolidated financial statements.

Consolidated revenues from continuing operations increased $858,000 (8.4%) to $11,056,000 for the quarter ended June 30, 2003 compared to the same quarter in the prior fiscal year. The increase in current period revenues primarily resulted from a $663,000 (10.0%) increase in air cargo revenues to $7,285,000 and an increase in ground equipment revenues of $195,000 (5.5%) to $3,771,000.

Walter Clark, Chairman and Chief Executive Officer of AirT, commented, "These first quarter earnings are a solid beginning to the current fiscal year. The $500,000 swing in earnings over the prior year first quarter is impressive testimony to the work of the AirT team. We have set the stage to take advantage of improving market conditions as they occur. Our continuing goal is to provide our shareholders with the best possible value."

The Company's continuing operations operate in two business segments. AirT, through its subsidiaries, provides overnight air freight service to the express delivery industry, and manufactures and services aircraft ground support and special service equipment. AirT is one of the largest, small-aircraft air cargo operators in the United States. It currently operates a fleet of single and twin engine turbo-prop aircraft nightly in the eastern half of the United States and Canada, Puerto Rico and the Virgin Islands.

Statements in this press release, which contain more than historical information may be considered forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) which are subject to risks and uncertainties. Actual results may differ materially from those expressed in the forward-looking statements because of important potential risks and uncertainties, including but not limited to obtaining requisite consents from third parties, the parties reaching a definitive agreement to reflect the understanding expressed in the letter of intent and completion of the sale of the business of MAS on these terms. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur. We are under no obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

FINANCIAL HIGHLIGHTS
Restated to reflect the discontinued operations of MAS
(In thousands, except per share data)



                                              Three Months Ended (Unaudited)
                                                6/30/2003          6/30/2002
Continuing Operations Revenues                 $   11,056         $   10,198
Net Earnings (Loss) from Continuing Operations        444                (41)
Net Loss from Discontinued Operations                 (95)              (120)
Net Earnings (Loss)	                              349               (161)

Net Earnings (Loss) Per Share - Diluted:
Continuing Operations                          $     0.16         $    (0.01)
Discontinued Operations                             (0.03)             (0.05)
Total Net Earnings (Loss) Per Share - Diluted  $     0.13         $    (0.06)

Average Common Shares Outstanding                   2,726              2,726



